Exhibit 99.3

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Friday, October 8, 2004	TRADED: Nasdaq

DEVCON INTERNATIONAL CORP. REORGANIZES

MANAGEMENT TEAM IN LINE WITH NEW STRATEGY

Head of Security Services Division, Stephen J. Ruzika, Also Named President of Parent Company;

David R. Rulien, President of Utility Unit, Also Appointed President of Construction and Materials

Subsidiaries; Company Begins Search for Chief Financial Officer

DEERFIELD BEACH, Fla., Oct. 8—Devcon International Corp. (Nasdaq: DEVC) announced today that it has reorganized its senior management team as it continues to develop its new strategy to take advantage of market opportunities. Stephen J. Ruzika has been named president of Devcon, and he will lead and direct the company’s operating subsidiaries, which are comprised of Construction and Materials, Utilities and Security Services. David R. Rulien, president of the Utilities unit, has been promoted to the additional position of president of the Construction and Materials operations, and will oversee the day-to-day affairs of these businesses.

Donald L. Smith, Jr., who remains chairman and CEO, said, “Today, we are announcing some important further steps in implementing the new strategy. This is a natural step for us as we seek to develop our security services business through both internal growth and acquisitions. I am extremely pleased to have Steve Ruzika take on the additional responsibility of overseeing all of Devcon’s day-to-day operations.”

Previously, Mr. Ruzika served as a director and executive vice president (1987-1997), and chief financial officer (1989-1997) of ADT, a NYSE listed company. He also served as president and chief executive officer of ADT Security Services Inc. (1995-1997), a wholly owned subsidiary of ADT. Mr. Ruzika joined ADT in 1982. In 1997, ADT merged with TYCO International Ltd., and the combined company was renamed TYCO International. At the time of the merger, ADT was the single largest provider of electronic security services in North America and the United Kingdom.

Mr. Smith added, “We are also fortunate to have David Rulien, who for the past several months has served as my assistant for special projects, move up to president of our Construction and Materials subsidiary, as well as maintain his position as president of DevMat, our utilities subsidiary. He brings an energetic commitment and broad construction experience to his new position.”

David R. Rulien has an entrepreneurial background which includes building a construction and real estate development company in South Florida. As a vice president of Nico Industries and as president of Regency Construction Company, he managed projects totaling $250 million which included office buildings, high-rise condominiums and retail centers.

MORE . . .

PAGE 2 / DEVCON REORGANIZES MANAGEMENT TEAM IN LINE WITH NEW STRATEGY

Devcon also announced today that the company has begun a search for a replacement for Jan A. Norelid, vice president and chief financial officer, who will be leaving the company on January 1, 2005 to pursue other interests. Mr. Norelid said, “I have helped steer Devcon onto its current path, and it is time for me to pursue other professional challenges, as well as personal goals.” Related to Mr. Norelid’s departure, the company expects third quarter results to reflect a charge in the range of $500,000.

The company’s third quarter 2004 conference call is scheduled for 10:00 a.m. ET on Wednesday, Nov. 10, 2004. The call may be accessed through a live webcast link on the company’s Internet home page, www.devc.com. The webcast will be archived and available on the company’s website for one month following the call.

ABOUT DEVCON

Devcon has three operating divisions and an operating joint venture. The new Security Services Division provides electronic security services to commercial and residential customers in selected Florida markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Croix and St. Thomas in the U.S. Virgin Islands, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda. DevMat, an 80-percent-owned joint venture, was formed in 2003 to build, own and operate fresh water, waste water treatment and power systems.

This news release contains forward-looking statements related to future growth and opportunities. Actual results may differ as a result of factors over which the company has no control including hurricanes, the strength of the economy, slower than anticipated sales growth, price and product competition, and increases in raw materials costs. Additional information that could affect the company’s financial results is included in regular reports to the Securities and Exchange Commission.

#####

FOR MORE INFORMATION:	Donald L. Smith, Jr., Chairman and CEO, or
Stephen J. Ruzika, President
Devcon International Corp.
954/429-1500
-or-
Investor Relations Consultants
727/781-5577 or E-mail: devc@mindspring.com